UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2010

THE BABCOCK & WILCOX COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	001-34658	80-0558025
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13024 Ballantyne Corporate Place, Suite 700 Charlotte, North Carolina		28277
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code: (704) 625-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2010, our Board of Directors adopted a form of Change In Control Agreement (the “Agreement”) for selected officers of The Babcock & Wilcox Company and its subsidiaries, including Brandon C. Bethards, Michael S. Taff, Richard L. Killion, Christofer M. Mowry and Winfred D. Nash. The Agreement is summarized below. This summary is qualified by reference to the complete change in control agreement, the form of which is attached as an exhibit to this report and incorporated by reference into this Item.

Generally, the Agreement provides severance benefits in the event the applicable officer’s employment with us or one of our subsidiaries is terminated within one year following a “change in control” (as defined in the Agreement), either by the employer company for any reason other than death, “cause” or “disability” (each as defined in the Agreement) or by the employee for “good reason” (as defined in the Agreement). The severance benefits would include, for each applicable officer, subject to the execution by the officer of a release of claims against us and certain affiliated persons and entities:

(1)	payment, in cash, of all accrued benefits through the date of termination;

(2)	payment, in cash, of any annual incentive plan bonus with respect to the immediately preceding year, if such bonus has not been paid as of the date of termination but bonuses are subsequently paid with respect to that year under the annual incentive plan;

(3)	payment, in cash, of a pro-rated target annual incentive bonus for the then current year;

(4)	payment, in cash, of an amount equal to a percentage (299% in the case of Mr. Bethards, 200% in the case of Messrs. Killion, Mowry, Nash and Taff and certain other selected officers and 100% in the case of the other selected officers) of the sum of the officer’s salary plus target bonus under the annual incentive plan;

(5)	payment, in cash, of a lump-sum equal to 300% of the full annual cost of coverage for medical, dental and vision benefits provided to the officer and covered dependents;

(6)	full vesting in outstanding unvested long-term incentive awards; and

(7)	full vesting in the officer’s account balance in our Supplemental Executive Retirement Plan.

Any applicable officer, including Messrs. Bethards and Taff, who may become entitled to severance benefits under the Agreement and the restructuring transaction retention agreement entered into on December 10, 2009, will only receive severance benefits under the Agreement.

The Agreement does not provide any gross-up or tax assistance on the severance benefits; however, it includes a “modified 280G cutback” which provides that if the officer would receive severance in excess of the 280G statutory safe harbor amount, the officer will receive the amount of severance that results in the greatest after-tax proceeds.

The Agreement contains restrictions on the applicable officer’s ability to compete with us, or solicit our employees, for two years following the officer’s termination.

Additionally, on August 11, 2010, the Compensation Committee of our Board reviewed the annual base salary and target annual incentive compensation for Mr. Bethards, our President and Chief Executive Officer, and approved an increase in his annual base salary, effective August 1, 2010, to $850,000 and established his 2010 target annual incentive compensation as 100% of his adjusted annual base salary.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Restructuring Transaction Retention Agreement among The Babcock & Wilcox Company, Babcock & Wilcox Investment Company and selected officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE BABCOCK & WILCOX COMPANY

By:	/s/ David S. Black
David S. Black
Vice President and Chief Accounting Officer

August 17, 2010

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